EXHIBIT 99.1

SJW Group Announces 2023 First Quarter Financial Results, Reaffirms 2023 Guidance, and Declares Dividend

•Diluted earnings of $0.37 per share, an increase of $0.25 compared to $0.12 in the same quarter last year
•$52.4 million investment in infrastructure projects in the first quarter 2023
•2023 guidance range of $2.40 - $2.50 per diluted share reaffirmed
•Dividend of $0.38 per share declared

SAN JOSE, Calif., May 1, 2023 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March, 31, 2023.

"We are pleased with our financial results for the quarter, which demonstrate the strength of our water utility operations and our commitment to providing high-quality and reliable water service to our customers,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “We continued to deliver on our growth strategy by investing in our water supply and infrastructure across our local operations, securing the approval of four general rate cases in Maine and an infrastructure surcharge in Connecticut, and advancing the regulatory process for our Texas acquisition announced earlier this year. Our strong operating performance and continued strategic execution position us well for the future."

Operating Results
The quarter-over-quarter comparison between first quarter 2023 and first quarter 2022 operating results was affected by the impact of the delay in San Jose Water Company's (SJWC) 2022 to 2024 general rate case (GRC) proceeding. As a reminder, the settlement agreement between the Public Advocates Office and SJWC was approved by the California Public Utilities Commission (CPUC) in the fourth quarter of 2022. The authorized revenue increase in the GRC was recorded in the fourth quarter 2022, but was retroactive back to January 1, 2022. The delay in recognizing revenues authorized in the GRC will affect quarter-over-quarter comparisons through 2023.

Net income for the quarter ended March 31, 2023 was $11.5 million, up 209% compared to $3.7 million in the same quarter last year. The increase was primarily driven by rate filings in California and Maine, and the delay in SJWC's 2022 GRC.

Operating revenue for the quarter ended March 31, 2023 was $137.3 million, up 10% compared to $124.3 million for the same quarter last year. The increase was primarily driven by $17.4 million in rate filings and customer growth of $1.0 million; partially offset by lower customer usage of $6.6 million driven primarily by weather conditions.

Operating expenses for the quarter ended March 31, 2023, was $112.1 million, up 4% compared to $107.7 million for the same quarter last year. This change in operating expenses reflects:

•A slight increase in water production expenses of $671,000, or $47.0 million in the first quarter 2023 compared to $46.3 million in the same quarter last year.
•A decrease in the gain on sale of nonutility properties of $5.5 million due to the recording of a non-recurring sale of non-utility properties in the first quarter 2022, and no recorded gain on the sale of nonutility properties in first quarter 2023.
•A decrease in depreciation and amortization of $1.3 million primarily due to a $2.4 million one-time impact related to amortization on certain Cupertino concession assets in the first quarter 2022 offset by increases in depreciation related new utility plant additions.
•A decrease in maintenance expenses of $637,000 primarily due to timing of contract work and materials expense.

The effective consolidated income tax rates for the quarters ended March 31, 2023 and 2022 were approximately 9% and 22%, respectively. The lower effective tax rate was primarily due to discrete tax items.

Capital Expenditures
During the quarter, SJW Group invested $52.4 million in infrastructure and water supply, including the construction of a photovoltaic system (solar power) at our Overlook pump station in California, construction of the Hunt groundwater treatment facility in Connecticut, two 750,000 gallon water storage tanks in Texas, and the development of two new source wells for the Kezar Falls division in Maine. These investments are part of our long-term strategy to ensure the reliability and high-quality of our essential water services.

SJW Group plans to invest more than $1.4 billion in capital over the next 5 years to build and maintain its water and wastewater operations, subject to regulatory approvals and availability of funding.

Rate Activity & Regulatory Updates
California
As authorized by the CPUC in SJWC's most recent GRC, a $18.4 million annual revenue increase went into effect on January 1, 2023.

In March, the CPUC made a decision to extend the statutory deadline of the cost of capital proceeding for SJWC and other California water utilities to the third quarter 2023.

On March 24, 2023, California Gov. Gavin Newsom ended some of the state's water restrictions. On April 11, 2023, SJWC's water wholesaler, Valley Water, approved a resolution ending the call for mandatory conservation In its place, Valley Water has called for a 15% voluntary water-use reduction and continued enforcement of certain landscape irrigation rules. Our request to continue tracking revenue and expense impacts in the Water Conservation Memorandum Account and the Water Conservation Expense Memorandum Account is pending before the CPUC.

Connecticut
The Connecticut Public Utilities Regulatory Authority (PURA) authorized a $3.3 million annualized revenue increase in the Water Infrastructure and Conservation Adjustment (WICA) that was effective on April 1, 2023. The WICA increase was for nearly $28 million in completed infrastructure replacement projects and eligible conservation expenses. The cumulative WICA is now approximately 6.2%, the cumulative cap is 10%.

Maine
On January 1, 2023, nearly $700,000 in annualized revenue increases went into effect in four of Maine Water's divisions.

On March 31, 2023, Maine Water filed with the Maine Public Utilities Commission (MPUC) for a $2.9 million revenue increase over two years in its Biddeford and Saco Division to recover the operating expenses and increased borrowing costs of the $60 million Saco River Drinking Water Resource Center that went in-service in June 2022. A decision is expected in the third quarter of 2023.

Texas
The Texas Water Company (TWC) filed its application to establish a System Improvement Charge (SIC) with the PUCT on December 30, 2022. This filing will allow TWC to add certain utility plant additions made since 2020 to its rate base, thereby increasing revenue and avoiding the immediate need for a general rate case. The SIC is projected to increase TWC’s water revenue by $1.6 million and sewer revenue by $29 thousand within one year of the approval from the PUCT. The decision on the SIC filing is expected in the third quarter of 2023.

ESG Initiatives & Recognition
Institutional Shareholder Services’ (ISS) most recent review of the company’s ESG activities shows that among its U.S. water utility peers, SJW Group is tied for the leading overall social score, and tied for second in the overall environmental score. The company has the second highest overall governance score possible, and has been recognized with a Prime status by ISS ESG. Prime status is awarded to those companies with an ESG performance above the sector-specific PRIME threshold.

In 2023, as noted earlier, SJWC installed a 30 kW roof mounted solar system at its Overlook Rd pump station and construction is nearing completion of an additional 560 kW solar project that will offset 100% of energy consumption at two more pump stations. Three additional solar projects are set to begin later this year with a total capacity of 1,209 kW.

In New England, construction is set to begin this month on a 275 kW solar project that will offset 100% of power used at the company's New England headquarters in Connecticut as well as the southern region work center. In Maine, a 1.1 megawatt planned solar project will proceed when the local energy utility completes its necessary infrastructure enhancements. We expect this project will go online in 2024 and offset 100% of the energy needs of the Saco River Drinking Water Resource Center.

These are among the many projects planned to help the company meet its goal to reduce GHG emissions by 50% in 2023 compared to 2019.

Earnings Guidance Reaffirmed
In consideration of first quarter results, SJW Group reaffirms the company’s 2023 full-year guidance:
•Net income per diluted common share of $2.40 to $2.50;
•Non-linear long-term diluted EPS growth of 5% to 7%, anchored off of 2022 diluted EPS of $2.43; and
•Regulated infrastructure investments of approximately $255 million in 2023.

Guidance for 2023 is based on constructive outcomes in the SJWC Cost of Capital proceeding in California that is currently in progress, the general rate case proceeding for Maine’s Biddeford-Saco Division filed on March 30, 2023, and usage recovery associated with the end of mandatory water conservation combined with the temporary decoupling mechanism in California. It further assumes average weather conditions in Maine and Texas, and revenue protection in Connecticut via the Water Revenue Adjustment that reconciles actual revenues to authorized revenues.

Our guidance is also subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Dividend
The directors of SJW Group have declared a quarterly cash dividend on common stock of $0.38 per share, payable on June 1, 2023, to shareholders of record at the close of business on May 8, 2023. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 79 consecutive years. For 55 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.

Financial Results Call Information
Eric W. Thornburg, president, chief executive officer and board chair, and Andrew F. Walters, chief financial officer and treasurer, will review results for the first quarter 2023 in a live webcast presentation at 11 a.m. PT, or 2 p.m. ET on Monday, May 1, 2023.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until July 24, 2023.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “approximately,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology". These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contacts:

Andrew F. Walters
Chief Financial Officer and Treasurer
408-279-7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Corporate and External Communications
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,
	2023	2022
REVENUE	$137,296	124,302
OPERATING EXPENSE:
Production Expenses:
Purchased water	22,418	19,217
Power	2,199	3,080
Groundwater extraction charges	10,359	13,928
Other production expenses	12,043	10,123
Total production expenses	47,019	46,348
Administrative and general	24,344	24,205
Maintenance	6,058	6,695
Property taxes and other non-income taxes	8,401	8,309
Depreciation and amortization	26,296	27,606
Gain on sale of nonutility properties	—	(5,450)
Total operating expense	112,118	107,713
OPERATING INCOME	25,178	16,589
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(15,772)	(13,729)
Pension non-service cost	(64)	949
Other, net	3,266	995
Income before income taxes	12,608	4,804
Provision for income taxes	1,078	1,067
NET INCOME	11,530	3,737
Other comprehensive income (loss), net	93	(181)
COMPREHENSIVE INCOME	$11,623	3,556

EARNINGS PER SHARE
Basic	$0.37	0.12
Diluted	$0.37	0.12
DIVIDENDS PER SHARE	$0.38	0.36
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	30,936,476	30,224,135
Diluted	31,040,897	30,335,974

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Utility plant:
Land	$40,820	39,982
Depreciable plant and equipment	3,706,176	3,661,285
Construction in progress	121,309	116,851
Intangible assets	35,947	35,959
Total utility plant	3,904,252	3,854,077
Less accumulated depreciation and amortization	1,250,101	1,223,760
Net utility plant	2,654,151	2,630,317

Real estate investments and nonutility properties	1,388	58,033
Less accumulated depreciation and amortization	190	17,158
Net real estate investments and nonutility properties	1,198	40,875

CURRENT ASSETS:
Cash and cash equivalents:
Cash	23,333	12,344
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $5,851 and $5,753 on March 31, 2023 and December 31, 2022, respectively	56,468	59,172
Other	5,145	5,560
Accrued unbilled utility revenue	40,437	45,722
Assets held for sale	40,850	—
Prepaid expenses	11,380	9,753
Current regulatory assets, net	10,019	16,068
Other current assets	6,216	6,095
	193,848	154,714
OTHER ASSETS:
Net regulatory assets, less current portion	127,339	127,275
Investments	15,923	14,819
Goodwill	640,311	640,311
Other	19,728	24,313
	803,301	806,718
	$3,652,498	3,632,624

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 31,427,124 on March 31, 2023 and 30,801,912 on December 31, 2022	$31	31
Additional paid-in capital	692,742	651,004
Retained earnings	458,142	458,356
Accumulated other comprehensive income	1,570	1,477
Total stockholders’ equity	1,152,485	1,110,868
Long-term debt, less current portion	1,520,362	1,491,965
	2,672,847	2,602,833

CURRENT LIABILITIES:
Lines of credit	72,433	159,578
Current portion of long-term debt	44,274	4,360
Accrued groundwater extraction charges, purchased water and power	11,739	19,707
Accounts payable	25,974	29,581
Accrued interest	19,071	13,907
Accrued payroll	9,076	11,908
Income tax payable	4,608	2,696
Other current liabilities	25,790	22,913
	212,965	264,650

DEFERRED INCOME TAXES	220,111	218,155
ADVANCES FOR CONSTRUCTION	137,668	137,696
CONTRIBUTIONS IN AID OF CONSTRUCTION	327,016	323,668
POSTRETIREMENT BENEFIT PLANS	55,914	59,738
OTHER NONCURRENT LIABILITIES	25,977	25,884
COMMITMENTS AND CONTINGENCIES
	$3,652,498	3,632,624